June 26, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Security Devices International Inc.

Schwartz Levitsky Feldman LLP hereby consents to the use in this Amendment No. 3 to the Form S-1 Registration Statement under the Securities Act of 1933 of Security Devices International Inc. (No. 333-187138) of our report dated February 26, 2013, relating to the financial statements of Security Devices International Inc., a Delaware Corporation, as of November 30, 2012 and 2011 and for the years ended November 30, 2012 and 2011 and for the period from inception (March 1, 2005) to November 30, 2012, and the reference to us under the caption “Experts”.

Yours very truly,

SCHWARTZ LEVITSKY FELDMAN LLP
Chartered Accountants
Licensed Public Accountants

“SCHWARTZ LEVITSKY FELDMAN LLP”